Exhibit 10.57



                                   SUBLEASE


                                   Between

                    ABITIBI CONSOLIDATED SALES CORPORATION

                                         as Sublessor

                                     and

                                  AMBI INC.

                                         as Sublessee



                 Premises:        A Portion of the 2nd Floor
                                  4 Manhattanville Road
                                  Purchase, New York



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                              TABLE OF CONTENTS

Article                                                       PAGE

1.  Demised Premises                                            1

2.  Term                                                        1

3.  Rent                                                        3

4.  Use                                                         5

5.  Master Lease                                                5

6.  Services                                                    6

7.  Electricity                                                 7

8.  Alterations and Repairs                                     7

9.  Insurance                                                   8

10.  Assignment, Subletting and Encumbrances                    9

11.  Indemnification                                           11

12.  Time Limits                                               11

13.  Remedies Cumulative                                       12

14.  Quiet Enjoyment                                           12

15.  Release of Sublessor                                      12

16.  Surrender of Premises                                     13

17.  Estoppel Certificates                                     17

18.  Security                                                  13

19.  Notices                                                   15

20.  Landlord's Consent Required                               16

21.  Broker                                                    16

22.  Waiver of Rights to Jury and Counterclaim                 16

23.  Miscellaneous                                             16

EXHIBIT A - Sublease Commencement Agreement
EXHIBIT B - Form of Surety Bond



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                                   SUBLEASE

         SUBLEASE, dated as of August ____, 1998, between ABITIBI CONSOLIDATED SALES CORPORATION (formerly known as, Abitibi-Price Sales Corp.), a Delaware corporation ("Sublessor"), having an office at 4 Manhattanville Road, Purchase, NY 10577 and AMBI INC., a New York corporation ("Sublessee"), having an office at 771 Old Saw Mill River Road, Tarrytown, NY 10591.


                             W I T N E S S E T H:

         WHEREAS, by Agreement of Lease ("Original Lease"), dated as of May 15, 1995, as amended by Amendment to Agreement of Lease dated as of February 16, 1996 (the "Amendment"); the Original Lease, as amended by the Amendment, being collectively referred to herein as the "Master Lease") between Purchase Corporate Park Associates ("Landlord"), as landlord, and Sublessor, as tenant, Landlord leased to Sublessor a portion of the second (2nd) floor (the "Master Premises") in accordance with the terms of the Master Lease, in the building designated as Building D (the "Building") on land (the "Land") located in the Town of Harrison, County of Westchester, State of New York, and also commonly known as "The Centre at Purchase," a true and complete copy of which Master Lease (with certain financial terms omitted) has been delivered to Sublessee; and

         WHEREAS, Sublessor desires to sublet to Sublessee, and Sublessee desires to hire from Sublessor, all of the premises demised under the Master Lease upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter provided, Sublessor and Sublessee hereby agree as follows:

         .  Demised Premises.

         . Sublessor hereby sublets to Sublessee, and Sublessee hereby sublets and hires from Sublessor, the premises ("Premises") comprising a portion of the second (2nd) floor of the Building as leased to Sublessor under the Master Lease (being all of the Master Premises), for the sublease term hereinafter stated and for the Fixed Rent and Additional Rent (both as hereinafter defined) hereinafter reserved, subject to all of the terms and provisions hereinafter provided or incorporated in this Sublease by reference.

         . Sublessee agrees to accept the Premises broom clean and vacant on the Commencement Date (as hereinafter defined) in its "as-is" condition on the date hereof, subject to reasonable wear and tear. Sublessor has not made and does not make any representations or warranties as to the physical condition of the Premises, or any other matter affecting or relating to the Premises, but Sublessor shall make any necessary repairs so as to deliver the Premises to Sublessee in the condition required under the first sentence of this Section.

         . Any and all alterations to, work to be performed in or materials to be supplied for the Premises shall be made, performed and supplied at the sole cost and expense of Sublessee

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and in conformance with all of the terms and provisions of this Sublease and the
Master Lease.

         .  Term.

         . The term ("Term") of this Sublease shall commence on the date which is the later of (i) the date Sublessor shall have obtained Landlord's written consent to this Sublease in accordance with the provisions of Article 20, and
(ii) September 14, 1998 or such earlier date as Sublessee or anyone claiming through or under Sublessee first occupies the Premises for the conduct of business (the "Commencement Date"), and unless earlier terminated as herein provided, shall expire on March 14, 2006 (the "Expiration Date"). When the Commencement Date has been determined, at Sublessor's request, Sublessee shall within ten (10) days after such request, execute a written agreement, substantially in the form annexed hereto as Exhibit A. Any failure of Sublessor to send, or Sublessee to execute such written agreement shall not affect the validity of the Commencement Date.

         . If the term of the Master Lease is terminated for any reason prior to the Expiration Date, this Sublease shall thereupon be terminated ipso facto without any liability of Sublessor to Sublessee by reason of such early termination (the parties acknowledge that this provision is not intended to relieve Sublessor of any liability which Sublessor may have to Sublessee for voluntarily terminating the Master Lease or this Sublease in violation of
Section 5.3 below or for Sublessor failing to pay all amounts due to the Landlord under the Master Lease. Except as otherwise expressly provided in this Sublease with respect to those obligations of Sublessee and Sublessor which by their nature or under the circumstances can only be, or under the provisions of this Sublease may be, performed after the termination of this Sublease, the Term and estate granted hereby shall end at noon on the date of termination of this Sublease as if such date were the Expiration Date, and neither party shall have any further obligation or liability to the other after such termination. Notwithstanding the foregoing, any liability of Sublessee to make any payment under this Sublease, whether of Fixed Rent, Additional Rent (both as hereinafter defined) or otherwise, which shall have accrued prior to the expiration or sooner termination of this Sublease, shall survive the expiration or sooner termination of this Sublease.

         . Except as otherwise specifically provided in this Sublease, Sublessee waives the right to recover any damages which may result from Sublessor's failure to deliver possession of the Premises on the Commencement Date. If Sublessor shall be unable to deliver possession of the Premises on such scheduled date, and provided Sublessee is not responsible for such inability to give possession, the Rent reserved and guaranteed to be paid herein shall not commence until Sublessor shall be able to so deliver possession of the Premises to Sublessee, and no such failure to deliver possession on such scheduled date shall in any way affect the validity of this Sublease or the obligations of Sublessee hereunder or give rise to any claim for damages by Sublessee or claim for rescission of this Sublease, nor shall the same in any way be construed to extend the Term.

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         .  Notwithstanding anything above to the contrary, in the event that
Sublessor is unable to deliver possession of the entire Premises to Sublessee by September 25, 1998, Sublessee shall be granted a license to occupy sufficient space within the Premises to accommodate thirty workstations in reasonable proximity to each other (the "Temporary Space"), it being in the sole and absolute discretion of the Sublessor to select which portion of the Premises shall serve as such Temporary Space. The Temporary Space shall include two (2) individual offices. Sublessee shall not be obligated to pay Sublessor any rent for the Temporary Space prior to the Commencement Date. Sublessee shall be responsible for the installation of telephones used in the Temporary Space and shall promptly pay to the provider of such telephones and telephone service any and all charges associated therewith. Prior to occupying the Temporary Space, Sublessee shall obtain and maintain such insurance policies as are required under the provisions of below Article 9 and any required consent of Landlord.

         . Sublessor agrees to deliver possession of the entire Premises to Sublessee on or prior to September 30, 1998 (subject to obtaining Landlord's consent and to force majeure conditions delaying the completion of Sublessor's premises at 4 Gannett Drive, White Plains, New York). If Sublessor has not delivered the entire Premises to Sublessee by September 30, 1998, then, except to the extent that such delay in delivery of possession is due to the failure to obtain Landlord's consent or any force majeure event, Sublessor shall pay Sublessee an amount equal to (i) $2,000.00 per day for each day from and including October 1 through October 31, 1998 and (ii) $3,000.00 per day for each day from and including November 1 through December 31, 1998 that Sublessor has not delivered possession to Sublessee of the entire Premises.

         . In addition to the foregoing, Sublessor agrees to deliver possession of the entire Premises to Sublessee (subject to obtaining Landlord's consent or any force majeure event) no later than December 31, 1998.

         . Sublessor agrees that, so long as the Sublessee is not in default under the Sublease, it shall not exercise its termination option under Article 43 of the Master Lease or otherwise voluntarily terminate the Master Lease, prior to the Expiration Date of this Sublease.

         . All capitalized terms not defined in this Sublease shall have the meanings ascribed to such terms in the Master Lease.

         . The parties agree that this Article 2 constitutes an express provision as to the time at which Sublessor shall deliver possession of the Premises to Sublessee, and, except as provided in Section 2.6 above, Sublessee hereby waives any rights to rescind this Sublease which Sublessee might otherwise have pursuant to Section 223-a of the Real Property Law of the State of New York or any other law of like import now or hereafter in force.

         .  Rent.

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         .  The rent ("Rent") reserved for the Term shall consist of the following:

         () annual fixed rent ("Fixed Rent") at the rate of $589,420.00 per annum for the period commencing on the Commencement Date and ending on the Expiration Date, payable in equal monthly installments of $49,118.33 each.

         The installment of Fixed Rent for the calendar month in which the Commencement Date occurs shall be payable on the execution hereof. Subsequent installments of Fixed Rent shall be payable on the first day of each subsequent month of the Term except that, provided that Sublessee shall not then be in default hereunder, the Fixed Rent in an amount equal to $49,118.33 per month shall be abated for a period of three (3) months beginning on the Commencement Date (if, however, this Sublease shall terminate due to a default at any time by Sublessee hereunder or if this Sublease shall be rejected in the case of a bankruptcy, the Fixed Rent otherwise abated pursuant to this section shall be immediately due and payable). If the Commencement Date shall be other than the first day of the month, it shall be prorated and the second installment of Fixed Rent shall be appropriately adjusted; and

         () additional rent ("Additional Rent") in an amount equal to any and all sums of money other than fixed annual rent which is or may become payable by Sublessor to Landlord under the Master Lease including, without limiting the generality of the foregoing, the "Tax Escalation Payment", as defined in Section
                  3.3 of the Master Lease, and the "Expense Payment", as defined in Section 4.4(a) of the Master Lease. The payment of the Tax Payment and the Operating Payment shall be made in accordance with the terms of Articles 3 and 4 of the Master Lease except that the term "Comparative Year" as defined in Section 3.1(d) shall mean the period commencing on September 1, 1998 and ending on August 31, 1999 and each subsequent one-year period; the term "Building Expense Base Factor", as defined in Section 4.2(a) of the Master Lease, shall mean the amount of Building Expenses for the period commencing on September 1, 1998 and ending on August 31, 1999; the term "Non-Building Expense Base Factor" as defined in Section 4.2(b) of the Master Lease shall mean the amount of Non-Building Expenses incurred for the period commencing on September 1, 1998 and ending on August 31, 1999; the term "Land Tax Base Factor", as defined in
                  Section 3.2(g) of the Master Lease, shall mean the amount of taxes attributable to the Land for the period commencing on September 1, 1998 and ending on August 31, 1999; the term "Building Tax Base Factor", as defined in Section 3.2(h) of the Master Lease, shall mean the Building Taxes payable for the period commencing on September 1, 1998 and ending on August 31, 1999; and the term "Tax Year", as defined in
                  Section 3.2(a) of the Master Lease, shall mean calendar year 1998 and each subsequent calendar year, any portion of which occurs during the Term. Additional Rent under this subsection shall be payable by

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                  Sublessee to Sublessor on the date five (5) days before the date on which such amounts are payable by Sublessor to Landlord under the Master Lease. Sublessor shall have the same remedies with respect to any default by Sublessee in the payment of Additional Rent as are provided in this Sublease, the Master Lease or applicable law with respect to any nonpayment of rent.

         . Sublessor agrees to provide to Sublessee copies of any Tax Escalation Statements and Expense Escalation Statements promptly following their receipt by Sublessor from Landlord.

         . The Fixed Rent and, except as otherwise specifically provided in this Sublease, the Additional Rent, shall be paid by Sublessee to Sublessor at the office of Sublessor set forth above or such other place as Sublessor may designate in writing, without prior notice or demand therefor without any abatement, deduction or setoff.

         . Sublessee shall pay all Rent when due, in lawful money of the United States which shall be legal tender for the payment of all debts, public and private, at the time of payment. All sums due and payable as Rent shall from and after the date which is ten (10) days after the due date bear interest at the lesser of (i) two (2%) percent above the base rate or the equivalent thereof charged by Citibank, N.A. (or any successor thereto) or (ii) the maximum legal rate of interest permitted from time to time under law to be charged, provided, however, that no further interest shall be payable upon such interest. All interest accrued under this subsection as hereinabove provided shall be deemed to be Additional Rent payable hereunder and due at such time or times as the Rent with respect to which such interest shall have accrued shall be payable under this Sublease.

         .  Use.

         . Sublessee may occupy and use the Premises only for general and executive offices and uses incidental thereto, and for no other purpose, provided that any use of the Premises shall in all respects be only as permitted under the terms and provisions of this Sublease and the Master Lease, including the rules and regulations under the Master Lease, and any and all laws, statutes, ordinances, orders, regulations and requirements of all federal, state and local governmental, public or quasi-public authorities, whether now or hereafter in effect, which may be applicable to or in any way affect the Building or the Premises or any part thereof (collectively, "Legal Requirements").

         . Sublessee shall not, without the prior consent of Sublessor and Landlord, knowingly do or permit anything to be done which may result in a violation of the terms of this Sublease or the Master Lease or which may make Sublessor liable for any damages, claims, fines, penalties, costs or expenses thereunder.

         .  Master Lease.

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         .  This Sublease and all of Sublessee's rights hereunder are and shall remain in all respects subject and subordinate to (i) all of the terms and provisions of the Master Lease, a copy of which (except for the rent and certain other financial provisions) has been delivered to Sublessee, (ii) any and all amendments of the Master Lease or supplemental agreements relating thereto hereafter made between Landlord and Sublessor (copies of which Sublessor agrees to deliver to Sublessee except for the rent and certain other financial provisions which may be contained therein), provided, however, that Sublessor shall not enter into any such amendments or supplemental agreements that shall
(1) adversely affect Sublessee's rights hereunder, (2) increase Sublessee's obligations hereunder other than in an immaterial way, (3) decrease the size of the Premises, or (4) shorten the term hereof and (iii) any and all matters to which the tenancy of Sublessor, as tenant under the Master Lease, is or may be subordinate. Sublessee shall in no case have any rights under this Sublease greater than Sublessor's rights as tenant under the Master Lease. The foregoing provisions shall be self-operative and no further instrument of subordination shall be necessary to effectuate such provisions unless required by Landlord or Sublessor, in which event Sublessee shall, within ten (10) business days of any demand by Landlord or Sublessor, at any time and from time to time, execute, acknowledge and deliver to Sublessor and Landlord any and all instruments that Sublessor or Landlord may deem reasonably necessary or proper to confirm such subordination of this Sublease, and the rights of Sublessee hereunder.
Sublessee hereby appoints Sublessor its attorney in fact, coupled with an interest, for the purpose of executing any such instrument of subordination if Sublessee shall fail to execute, acknowledge and/or deliver any such instrument of subordination within ten (10) business days after Landlord's or Sublessor's demand therefor.

         . Sublessee acknowledges that in the event of a (i) termination of the Master Lease for any reason other than a voluntary agreement between Sublessor and Landlord terminating the Master Lease, or (ii) re-entry or dispossess by Landlord under the Master Lease, Landlord may, at its option, take over all of the right, title and interest of Sublessor hereunder and Sublessee agrees that it shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of this Sublease, except that Landlord shall not (i) be liable for any previous act or omission of Sublessor under this Sublease,
(ii) be subject to any offset not expressly provided in this Sublease, which theretofore accrued to the Sublessee against Sublessor, or (iii) be bound by any previous modification of this Sublease (which is made without Landlord's consent) or by any previous prepayment of more than one month's rent.

         . Sublessor agrees not to voluntarily terminate the Master Lease, as long as Sublessee is not in default hereunder. Sublessee shall observe and perform for the benefit of Landlord and Sublessor, each and every term, covenant, condition and agreement of the Master Lease which Sublessor is required to observe or perform with respect to the Premises as tenant under the Master Lease, except for (i) those covenants, if any, of the tenant under the Master Lease which are not incorporated by reference in this Sublease and (ii) the covenants of Sublessor to pay Landlord the "fixed annual rent" and "additional rent" (as such terms are defined in the Master Lease) and to perform its obligations as tenant under the Master Lease (to the extent such obligations affect Sublessee's use and occupancy of the Premises), which covenants Sublessor shall observe and perform as long as Sublessee is not in default hereunder. Except as otherwise specifically provided in this Sublease, all of the terms, covenants, conditions and agreements which Landlord or Sublessor are required to observe or perform with respect to the Premises as parties to the Master Lease are hereby incorporated herein by reference and deemed to constitute terms, covenants, conditions and agreements which Sublessor and Sublessee are required to observe or perform under this Sublease as if set forth herein at length, mutatis mutandis, with the exception of the following articles and provisions of the Master Lease: Articles 2, 11, 24, 41, 42, 43, and 44, Sections 1.2 (i) -
(iv), and 25.4 and Exhibit D of the Original Lease; Paragraphs 4, 5, 8, and Paragraph 2, second sentence, of the Amendment. Sublessor may exercise all of the rights, powers, privileges and remedies reserved to Landlord under the Master Lease to the same extent as if fully set forth herein at length, including, without limitation, all releases from liability to Landlord thereunder except as may be provided otherwise herein, and all rights and remedies arising out of or with respect to any default by Sublessee in the payment of Rent hereunder or the observance or performance of the terms, covenants, conditions and agreements of this Sublease (including those portions of the Master Lease that are incorporated herein). In the event of any inconsistency between the terms of this Sublease and the Master Lease, the terms of this Sublease shall govern.

         . The consent of Landlord shall be required in connection with any act which requires the consent of Landlord pursuant to the terms of the Master Lease, notwithstanding that a particular provision herein may not require Sublessor's consent or states that only Sublessor's consent is required.

         .  Services.

         . Except as otherwise specifically provided in this Sublease, Sublessee shall be entitled during the Term to receive all services, utilities, repairs and facilities which Landlord is required to provide insofar as such services, utilities, repairs and facilities pertain to the Premises. Notwithstanding anything to the contrary in this Sublease, Sublessor shall have no liability of any nature whatsoever to Sublessee as a consequence of the failure or delay on the part of Landlord in performing any or all of its obligations under the Master Lease, unless such failure or delay is caused by Sublessor, and under no circumstances shall Sublessee have any right to require or obtain the performance by Sublessor of any obligations of Landlord under the Master Lease or otherwise. Sublessee's obligations under this Sublease shall not be impaired, nor shall the performance thereof be excused, because of any failure or delay on the part of Landlord in performing its obligations under the Master Lease.

         6.2 If at any time during the Term Landlord shall default in any of its obligations to furnish facilities, services or utilities or to make repairs to the Premises, then, upon Sublessor's receipt of a written notice from Sublessee specifying such default, Sublessor shall, at Sublessee's sole cost and expense, use its reasonable efforts to cause Landlord to cure such default. Any action or proceeding instituted by Sublessor against Landlord to enforce such rights shall be conducted at the expense of Sublessee, using attorneys which have been selected by Sublessee (such selections being subject to the prior approval of Sublessor which shall not be unreasonably withheld or delayed).

         7.  Electricity.

         7.1 Sublessee shall comply with all of the obligations of Sublessor under the Master Lease with respect to electricity. Bills therefor shall be rendered by Sublessor to Sublessee at such times as Landlord submits bills to Sublessor therefor pursuant to the Master Lease. The amounts thereon shall be Additional Rent and shall be due and payable to Sublessor, without set-off or deduction, within ten (10) days of the rendition of such bills.

         7.2 Sublessee acknowledges that (i) Sublessor is not responsible for providing or installing any equipment necessary for Sublessee's electrical requirements, and (ii) Sublessor and Landlord shall have no liability to Sublessee for any loss, damage or expense which Sublessee may sustain or incur by reason of any change, failure, inadequacy or defect in the supply or character of the electrical energy furnished to the Premises or if the quantity or character of the electrical energy is no longer available or suitable for Sublessee's requirements.

         8.  Alterations and Repairs.

         8.1 Sublessee shall make no alterations, installations, additions or i mprovements, including Sublessee's initial leasehold improvements (collectively, "Alterations") in or about the Premises without the prior written consent of Sublessor and Landlord in each instance, which consent shall not be unreasonably withheld by Sublessor as to nonstructural Alterations which do not affect building systems provided any required consent of Landlord shall have first been obtained. Any Alterations consented to by Sublessor shall be performed by Sublessee, at its sole cost and expense, and in compliance with the following requirements:

         (a) Sublessee, at its sole expense, shall comply with all of the provisions of this Sublease and the Master Lease pertaining to the making of Alterations, including, without limiting the generality of the foregoing, the provisions requiring the prior written consent of Landlord before any Alterations may be made in or about the Premises;

         (b) Sublessee shall submit to Sublessor for its and Landlord's prior written approval all plans and specifications for such proposed Alterations, together with the name of the proposed contractor and all proposed subcontractors, and all other documentation required to be submitted by Sublessor to Landlord under the Master Lease in respect of such Alterations;

         (c) Sublessee shall furnish Sublessor with certificates of insurance as shall be reasonably satisfactory to Sublessor as to coverage and insurer (who shall be licensed to do business in the State of New York), including, but not limited to, liability, property damage, and worker's compensation insurance to protect

Sublessor, Landlord, their agents, employees, successors and assigns and Sublessee during the period of the performance of such Alteration;

         (d) All such Alterations shall be performed in a good and workmanlike manner and in compliance with all Legal Requirements and with all requirements of any insurance policies affecting the Premises or the Building and so as to cause as little interference as is reasonably possible with Sublessor's or its sublessees' use, occupancy and enjoyment of the premises of which the Premises are a part; and

         (e) Sublessee, at its sole expense, shall obtain all municipal and other governmental licenses, permits, authorizations, approvals and certificates required in connection with such Alteration.

         8.2 Sublessor shall have no obligations whatsoever to make any repairs or Alterations in the Premises to any systems serving the Premises or to any equipment, fixtures or furnishing in the Premises, or to restore the Premises in the event of a fire or other casualty therein or to perform any other duty with respect to the Premises which Landlord is required to perform pursuant to certain obligations which Landlord has to Sublessor under the Master Lease. Subject to the provisions of Section 6.2 above, Sublessee shall look solely to Landlord for the making of any and all repairs in the Premises and the performance of all such other work and responsibilities and only to the extent required by the terms of the Master Lease.

         9.  Insurance.

         9.1 Sublessee, at Sublessee's sole expense, shall maintain for the benefit of Sublessee, Sublessor and Landlord such policies of insurance required by the Master Lease or reasonably satisfactory to Sublessor as to coverage and insurer (who shall be licensed to do business in the State of New York), provided that such insurance shall at a minimum include comprehensive general liability insurance protecting and indemnifying Sublessor, Landlord and Sublessee against any and all claims and liabilities for injury or damage to persons or property or for the loss of time or of property occurring upon, in or about the Premises, and the public portions of the Building, caused by or resulting from or in connection with any act or omission of Sublessee, Sublessee's employees, agents or invitees. Sublessee shall furnish to Sublessor certificates of insurance evidencing such coverage prior to the Commencement Date.

         9.2 Nothing contained in this Sublease shall relieve Sublessee or Sublessor from any liability as a result of damage from fire or other casualty, but each party shall look first to any property insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty. To the extent that such insurance is in force and collectible and to the extent permitted by law, Sublessor and Sublessee each hereby releases and waives all right to recovery against the other or anyone claiming through or under the other by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if the insurance policies of Sublessor and Sublessee provide that such release or waiver does not invalidate the insurance; each party agrees to use its best efforts to include such a provision in its applicable insurance policies. If the inclusion of said provision would involve an additional expense, either party, at its sole expense, may require such provision to be inserted in the other's policy.

         10.  Assignment, Subletting and Encumbrances.

         10.1 Except as otherwise provided herein, Sublessee, shall not sublease, mortgage, pledge or otherwise encumber all or any part of the Premises, assign this Sublease (by operation of law or otherwise) or permit the Premises to be used or occupied by anyone other than Sublessee, without the prior written approval of Sublessor and Landlord in each instance, which approval from Landlord, as to a request for an assignment of this Sublease or a subletting by Sublessee of the Premises, shall be granted or withheld in accordance with the applicable requirements under the Master Lease, and from Sublessor shall not be unreasonably withheld or delayed. If Sublessor consents to an assignment of this Sublease or a subletting of the Premises, no such assignment or subletting shall be or be deemed to be effective until the following conditions have been met:

         (i) Landlord shall have consented in writing to such assignment or subletting;

         (ii) in the case of an assignment, the assignee shall have assumed in writing, directly for the benefit of Sublessor, all of the obligations of Sublessee hereunder and Sublessor shall have been furnished with a duplicate original of the agreement of assignment and assumption, in form and substance reasonably satisfactory to Sublessor; and

         (iii) in the case of a subletting, Sublessor shall have been furnished with a duplicate original of the sublease prior to the commencement of the term of such sublease, which sublease shall be in form and substance reasonably satisfactory to Sublessor, and shall be subject and subordinate to all of the terms, covenants and conditions of this Sublease and the Master Lease and shall restrict the right of the subtenant thereunder to assign such sublease or further sublet its subleased premises.

Notwithstanding Sublessor's consent to any such assignment or subletting, the provisions of this subsection shall be applicable to each and every subsequent assignment or subletting, and Sublessee shall not be released from any of its obligations or liabilities hereunder.

         10.2 Subject to the provisions of Section 10.3 hereof, the transfer of a majority of the issued and outstanding capital stock of any corporate Sublessee or permitted assignee of this Sublease, or the transfer of a majority of the interest in any partnership Sublessee or permitted assignee, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this Sublease.

         10.3 Sublessee may, without obtaining Sublessor's consent but subject to Sublessor obtaining any required consent from Landlord, (a) assign or transfer this Sublease to a corporation or other entity into which Sublessee shall be merged or consolidated or an entity which acquires all or substantially all of the assets, stock, or other equity interest of Sublessee (each, a "successor entity"), or an entity which controls, is controlled by, or is under common control with Sublessee (a "related entity"), or (b) sublet the Premises to a related entity; provided that in all such cases: (i) Sublessee shall not be in default hereunder at the time of such sublet or assignment; (ii) the principal purpose of such transfer or acquisition is not the acquisition of Sublessee's interest in this Sublease and is not made to circumvent the provisions of this Section 10.3; (iii) in the case of an assignment to a successor entity such successor entity has a net worth immediately following such merger or acquisition computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the net worth of Sublessee immediately prior to such merger, consolidation or acquisition, or (2) the net worth of Sublessee herein named on the date of this Sublease; (iv) in the case of an assignment or subletting to a related entity, the rights granted to Sublessee pursuant to this Section 10.3 shall be for only so long as such assignee or sublessee shall remain a related entity and at such time as such assignee or sublessee shall no longer be a related entity the rights accorded to Sublessee by this Section 10.3 shall not apply and Sublessee shall promptly comply with all of the terms and conditions of this Section 10 with respect to such assignment or subletting; (v) Sublessor shall have been delivered, at least ten (10) days prior to the effective date of such assignment or subletting: (1) in the case of an assignment to a successor entity, proof reasonably satisfactory to Sublessor of the net worth of such assignee or sublessee, (2) in the case of an assignment or subletting to a related entity, proof reasonably satisfactory to Sublessor that such assignee or sublessee is a related entity;
(3) in all cases, a duplicate original of the assignment or sublease instrument;
(4) in the case of an assignment, an instrument in form and substance reasonably satisfactory to Sublessor, duly executed by the assignee, in which such assignee assumes (as of the date of such assignment) observance of and performance of, and agrees to be personally bound by, all of the terms, covenants and conditions of this Sublease on Sublessee's part to be performed; (5) in the event of a subletting, an instrument in form and substance reasonably satisfactory to Sublessor, duly executed by the sublessee, in which such sublessee agrees that in the event of a termination of this Sublease, such sublessee shall, at Sublessor's election, attorn to Sublessor upon all of the terms and conditions of this Sublease or, at Sublessor's election, enter into a new sublease with Sublessor upon all of the then executory terms and conditions of this Sublease with respect to the premises so subleased; and (6) an instrument in form and substance reasonably acceptable to Sublessor duly executed by such assignee or sublessee, in which such assignee or sublessee consents to the exclusive jurisdiction of the courts of New York State and the Federal courts located in the County of New York, State of New York. If Sublessor fails to object to any documentation provided to Sublessor pursuant to subsection

10.3(b)(v) as soon as practicable but in no event later than ten (10) business days following receipt thereof by Sublessor, then such documentation shall be deemed to be reasonably satisfactory to Sublessor.

         10.4 If this Sublease be assigned or if the Premises or any part thereof be further sublet or occupied by anybody other than Sublessee, Sublessor may, after default by Sublessee, collect rent from the assignee, subtenant or occupant, and, if Sublessor does so, it shall apply the net amount collected to the Fixed Rent, Additional Rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of Sublessee's covenants under this Article 10, or the acceptance by Sublessor of the assignee, subtenant or occupant as tenant hereunder or a release of Sublessee from the further performance by Sublessee of any of the terms, covenants and conditions of this Sublease on the part of Sublessee to be performed hereunder.

         10.5 Sublessee shall pay on demand the actual costs and expenses reasonably incurred by Sublessor and Landlord, including, without limitation, reasonable architect, engineer and attorneys' fees and disbursements in connection with any proposed or actual assignment of this Sublease or subletting of the Premises or any part thereof and the review and/or preparation of documents in connection therewith.


         11.   Indemnification

         11.1 Sublessor, Landlord, their respective employees, agents, contractors, licensees and invitees, shall not be liable to Sublessee, its employees, agents, contractors, licensees or invitees, and Sublessee shall indemnify and hold harmless Sublessor and Landlord and their respective employees, contractors, licensees or invitees for any and all loss, cost, liability, claim, damage and expense, including, without limiting the generality of the foregoing, attorneys' fees and expenses and court costs, penalties and fines incurred in connection with or arising from any injury to Sublessee or any other person or for any damage to, or loss (by theft or otherwise) of, any of the property of Sublessee and/or any other person, (i) irrespective of the cause of such injury, damage or loss if occurring in or about the Premises, and (ii) to the extent caused by the acts, omissions or negligence of Sublessee, its employees, agents, contractors, licensees, or invitees, if occurring in or about the Building.

         11.2 Sublessee shall indemnify and hold harmless Sublessor and Landlord, and their respective employees, agents, contractors, licensees and invitees, from and against any and all loss, cost, liability, claims, damage and expenses, including, without limiting the generality of the foregoing, attorneys' fees and expenses and court costs, penalties and fines, incurred in connection with or arising from (i) any default by Sublessee in the observance or performance of, or compliance with, any of the terms, covenants or conditions of this Sublease or the Master Lease on Sublessee's part to be observed, performed or complied with, (ii) the use or occupancy or manner of use or occupancy of the Premises by Sublessee or any person claiming through or under Sublessee or the exercise by Sublessee or any person claiming through or under Sublessee of any rights granted to Sublessee hereunder, including, without limiting the generality of the foregoing, those rights provided under Article 6 above, (iii) any acts, omissions or negligence of Sublessee or any person claiming through or under Sublessee, or the employees, agents, contractors, licensees or invitees of Sublessee or any such person, in or about the Premises or the Building either prior to, during, or after the termination of this Sublease or (iv) the condition of the Premises for which Sublessee is liable. If any action or proceeding shall be brought against Sublessor or Landlord by reason of any such claim, Sublessee, upon notice from Sublessor or Landlord, shall resist and defend such action or proceeding and employ counsel therefor reasonably satisfactory to Sublessor and Landlord. Sublessee shall pay to Sublessor on demand all sums which may be owing to Sublessor and Landlord by reason of the provisions of this subsection. Sublessee's obligations under this subsection shall survive the Expiration Date or other termination of this Sublease.

         12.   Time Limits.

         12.1 Except with respect to actions to be taken by Sublessee for which shorter time limits are specifically set forth in this Sublease, which time limits shall control for the purposes of this Sublease, the time limits provided in those portions of the Master Lease that are incorporated herein for the giving or making of any Notice (as hereinafter defined) by the tenant thereunder to Landlord, the holder of any leasehold mortgage or any other party, or for the performance of any act, condition or covenant by the tenant thereunder, or for the exercise of any right, remedy or option by the tenant thereunder, are changed for the purpose of incorporation into this Sublease, by shortening the same in each instance by (i) fifteen (15) days with respect to all such periods of sixty (60) or more days, (ii) seven (7) days with respect to all such periods of thirty (30) or more days but less than sixty (60) days,
(iii) five (5) days with respect to all such periods of twenty (20) or more but less than thirty (30) days and (iv) three (3) days with respect to all such periods of less than twenty (20) days, provided, however, that in no event shall any such period be shortened to less than five (5) days, so that any Notice may be given or made, or any act, condition or covenant performed, or option hereunder exercised, by Sublessor within the time limit relating thereto contained in the Master Lease.

         12.2 Except with respect to actions to be taken by Sublessor for which longer time limits are specifically set forth in this Sublease, which time limits shall control for the purposes of this Sublease, the time limits provided in the Master Lease for the giving or making of any Notice by Landlord or the performance of any act, covenant or condition by Landlord for the exercise of any right, remedy or option by Landlord thereunder are changed for the purposes of this Sublease, by lengthening the same in each instance by (i) ten (10) days with respect to all such periods of sixty (60) or more days (ii) seven (7) days with respect to all such periods of thirty (30) or more but less than sixty (60) days, (iii) five (5) days with respect to all such periods of twenty (20) or more but less than thirty (30) days and (iv) three (3) days with respect to all such periods of less than twenty (20) days so that any Notice may be given or made, or any act, condition or covenant performed or option hereunder exercised by Landlord within the number of days respectively set forth above, after the time limits relating thereto contained in the Master Lease.

         13.   Remedies Cumulative.

         13.1 Each right and remedy of Sublessor under this Sublease shall be cumulative and be in addition to every other right and remedy of Sublessor under this Sublease and now or hereafter existing at law or in equity, by statute or otherwise.

         14.   Quiet Enjoyment.

         14.1 Sublessor covenants that, as long as Sublessee shall pay the Fixed Rent and Additional Rent and all other amounts due hereunder and shall duly observe, perform, and comply with all of the terms, covenants and conditions of this Sublease on its part to be observed, performed or complied with, Sublessee shall, subject to all of the terms of the Master Lease and this Sublease, peaceably have, hold and enjoy the Premises during the Term without molestation or hindrance by Sublessor, except as otherwise provided in Section
5.2 hereof.

         15.   Release of Sublessor.

         15.1 The term "Sublessor", as used in this Sublease shall be limited to mean and include only the owner or owners at the time in question of the tenant's interest under the Master Lease, and in the event of any transfer or transfers of the tenant's interest in the Master Lease, and provided that in each such document of transfer the assignee expressly assumes all of the assignor's obligations and duties thereafter arising under this Sublease, Sublessor herein named (and in case of any subsequent transfer or conveyance, the then transferor of the tenant's interest in the Master Lease) shall be automatically freed and relieved from and after the date of such transfer of all liability with respect to the performance of any covenants or obligations on the part of Sublessor contained in this Sublease thereafter to be performed.

         16.   Surrender of Premises.

         16.1 Sublessee shall, no later than the termination of this Sublease and in accordance with all of the terms of this Sublease and the Master Lease, vacate and surrender to Sublessor the Premises, together with all Alterations, in good order, condition and repair, reasonable wear and tear excepted and loss by fire or other casualty excepted. Sublessee acknowledges that Sublessee shall be solely responsible for any and all restoration obligations imposed upon the tenant under the Master Lease. Sublessee's obligation to observe or perform this covenant shall survive the termination of this Sublease.

         16.2 Sublessee expressly waives, for itself and for any person claiming through or under Sublessee, any rights which Sublessee or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and any successor law of like import then in force in connection with any holdover summary proceedings which Sublessor may institute to enforce the foregoing provisions of this Article 16.

         17.   Estoppel Certificates.

         17.1 At any time and from time to time within ten (10) days after a written request from either party to this Sublease, the other party shall execute, acknowledge and deliver to the requesting party a written statement certifying (i) that this Sublease has not been modified and is in full force and effect or, if there has been a modification of this Sublease, that this Sublease is in full force and effect as modified, and stating such modifications, (ii) the dates to which the Fixed Rent, Additional Rent and other charges hereunder have been paid, (iii) that to the best of such party's knowledge, no defaults exist under this Sublease or, if any defaults do exist, specifying the nature of each such default and (iv) as to such other matters pertaining to the terms of this Sublease as the requesting party may reasonably request.

         18.   Security.

         18.1 (a) Simultaneously with the execution of this Sublease, Sublessee shall deposit with Sublessor the sum of Five Hundred Eighty-Nine Thousand, Four Hundred Twenty Dollars ($589,420.00) ("Security Deposit") as security for the faithful performance and observance by Sublessee of all of the terms, covenants and conditions of this Sublease on Sublessee's part to be performed and observed. Sublessor may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Rent and any other sums as to which Sublessee may be in default hereunder beyond the expiration of applicable grace and notice periods and for any sum which Sublessor may expend or may be required to expend by reason of Sublessee's default beyond the expiration of applicable grace and notice periods in respect of any of the terms, covenants and conditions of this Sublease, including, without limiting the generality of the foregoing, any and all damages and deficiencies in the reletting of the Premises, whether such damages or deficiencies shall accrue before or after summary proceedings or other re-entry by Sublessor. In the event that Sublessee shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the Security Deposit, or so much thereof as shall not have been applied by Sublessor as aforesaid, together with accrued interest thereof, shall be returned to Sublessee promptly following the Expiration Date or date of earlier termination and delivery of the entire possession of the Premises to Sublessor. In the event of an assignment by Sublessor of its interest under the Master Lease, Sublessor shall transfer the Security Deposit to the assignee and Sublessor shall thereupon be released by Sublessee from all liability for the return of such Security Deposit. In such event, Sublessee shall look solely to its new landlord for the return of said Security Deposit. The foregoing provisions shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Sublessee further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that neither Sublessor nor its successors and assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

         (b) The Security Deposit shall be placed by Sublessor in an interest be aring account. Interest that accrues thereon shall belong to Sublessee. Provided Sublessee is not in default hereunder and Sublessee supplies Sublessor with its Tax I.D. Number, interest shall be paid to Sublessee once annually. The obligation to pay any taxes, whether income or otherwise, related to or affecting any interest earned on the Security Deposit shall be the sole responsibility of Sublessee and Sublessee hereby agrees to pay same. Sublessee represents that its Tax I.D. Number is 11-2653613.

         (c) Sublessee shall have the right, either (i) in lieu of certain funds required to be deposited with Sublessor pursuant to this Article 18 of this Sublease or (ii) at any time thereafter in substitution for such funds, to deposit and maintain with Sublessor as a portion of the security deposit referred to in Section 18.1(a) of this Sublease, a surety bond not to exceed the aggregate amount of $294,710.00, in the form attached hereto as Exhibit B (the "Surety Bond").

         (d) Sublessee shall, not less than sixty (60) days prior to the expiration of the term of the Surety Bond, time being of the essence of this provision of the Sublease, deliver to Sublessor one of the following: (i) an extension of the Surety Bond for a term equal to the term of the expiring Surety Bond; (ii) a new surety bond substantially in the form attached hereto as Exhibit B; (iii) cash in the sum of $294,710.00; or (iv) an irrevocable commercial letter of credit, in accordance with the terms of Section 18.1(e) below. If Sublessee shall fail to deliver one of above items (i) through (iv) in accordance with the provisions of this Section, such failure shall be an event of default under this Sublease.

         (e) Sublessee shall have the right, either (i) in lieu of providing the Sublessor with a Surety Bond pursuant to Section 18.1(c) of this Sublease or
(ii) at any time thereafter in substitution for such Surety Bond, to deposit and maintain with Sublessor as a portion of the security deposit referred to in
Section 18.1(a) of this Sublease, an irrevocable commercial letter of credit in the aggregate amount of $294,710.00, in form and substance reasonably satisfactory to Sublessor, and issued by a member bank of the New York Clearing House Association, acceptable to Sublessor, payable upon the presentation by Sublessor to such bank in New York City of a sight draft, without presentation of any other documents, statements or authorizations, other than a written statement by an officer or authorized representative of the beneficiary of the Letter of Credit stating that Sublessee is in default under this Sublease, beyond any applicable grace period (a "Letter of Credit"), which Letter of Credit shall provide (a) for the continuance of such credit for the period of at least one (1) year from the date hereof, (b) for the automatic extension of such Letter of Credit for additional periods of one (1) year from the initial and each future expiration date thereof (the last such extension to provide for the continuance of such Letter of Credit for at least three (3) months beyond the Expiration Date) unless such bank gives Sublessor notice of its intention not to renew such Letter of Credit, not less than sixty (60) days prior to the initial or any future expiration date of such Letter of Credit and (c) that in the event such notice is given by such bank, Sublessor shall have the right to draw on such bank at sight for the balance remaining in such Letter of Credit and hold and apply the proceeds thereof in accordance with the provisions of this Article 18. Each Letter of Credit to be deposited and maintained with Sublessor (or the proceeds thereof) shall be held by Sublessor as security for the faithful performance and observance by Sublessee of the terms, provisions and conditions of this Sublease, and in the event that (x) any default occurs under this Sublease, or
(y) Sublessor transfers its right, title and interest under this Sublease to a third party and the bank issuing such Letter of Credit does not consent to the transfer of such Letter of Credit to such third party, or (z) notice is given by the bank issuing such Letter of Credit that it does not intend to renew the same, as above provided, then, in any such event, Sublessor may draw on such Letter of Credit, and the proceeds of such Letter of Credit shall then be held and applied as security (and be replenished, if necessary) as provided in
Article 18 and herein.

         (f) In the event Sublessor shall use, apply or retain the whole or any part of the security deposited under this Article 18, Sublessee shall immediately deliver to Sublessor an amount equal to the sum used, applied or retained by Sublessor in accordance therewith so that at all times during the term hereof, Sublessor shall have as security hereunder an amount equal to $589,420.00. Sublessee shall pay as Additional Rent Sublessor's reasonable attorneys' fees in connection with the replacement, substitution or amendment of any Letter of Credit or Surety Bond described herein.

         19.  Notices.

         19.1 All notices, consents, approvals or other communications (collectively, a "Notice") required to be given under this Sublease or pursuant to law shall be in writing and, unless otherwise required by law, shall be given by registered or certified mail, return receipt requested, postage prepaid, addressed:

         (a) if to Sublessor, at Sublessor's address set forth in this Sublease or at such other address as Sublessor may designate by Notice to Sublessee, and with a copy to Richards & O'Neil, LLP 885 Third Avenue, New York, New York 10022, Attn.: Mark A. Mauriello, Esq.

         (b) if to Sublessee, from and after the Commencement Date, at the Premises, Attention: General Counsel and Chief Financial Officer, and, in the event of any default notice, with a copy to Morton Ruden, Esq., 3 Sylvan Road, Westport, CT 06860.

Either party may designate a new address to which Notices may be sent by Notice to the other party. Any Notice given pursuant hereto shall be deemed to have been received on the third day after the mailing thereof if mailed in accordance with the terms hereof.

         20.   Landlord's Consent Required.

         20.1 This Sublease shall be of no force or effect unless and until Sublessor shall have obtained Landlord's consent to this Sublease.

         21.   Broker.

         21.1 Sublessee and Sublessor represent and warrant to each other that they have not dealt with any broker in connection with this Sublease other than Cushman & Wakefield, Inc., Williamson, Pickett, Gross, Inc. and Capital Real Estate Development (collectively, the "Broker") and that, to its knowledge, no broker or person other than the Broker had any part or was instrumental in any way in bringing about this transaction. Sublessee and Sublessor shall indemnify and hold each other harmless from and against any and all loss, claims, liabilities, damages and expenses, including, without limitation, attorneys' fees and expenses and court costs, arising out of or in connection with any breach or alleged breach of the above representations or any claim by any person or entity other than Broker for brokerage commissions or other compensation in connection with the consummation of this Sublease. The provisions of this Article shall survive the expiration or sooner termination of this Sublease. Sublessor shall pay the Broker any brokerage commission due the Broker pursuant to a separate agreement in connection with this Sublease, if any.

         22.   Waiver of Rights to Jury and Counterclaim.

         22.1 Sublessor and Sublessee each hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other on any matters whatsoever arising out of or in any way connected with this Sublease, the relationship of Sublessor and Sublessee, Sublessee's use or occupancy of the Premises, and/or any claim of injury or damage, or for the enforcement of any remedy under any statute, emergency or otherwise. Sublessor and Sublessee further agree that in the event Sublessor commences any summary proceeding for non-payment of Rent, Sublessee will not interpose any counterclaim, other than compulsory counterclaims, of whatever nature or description in any such proceeding.

         23.   Miscellaneous.

         23.1 This Sublease shall be governed by and construed in accordance with the laws of the State of New York.

         23.2 The section headings in this Sublease and the table of contents are inserted only as a matter of convenience for reference and are not to be given any effect in construing this Sublease.

         23.3 If any of the provisions of this Sublease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Sublease shall be valid and enforceable to the fullest extent permitted by law.

         23.4 All of the terms and provisions of this Sublease shall be binding upon and inure to the benefit of the parties hereto and, subject to the provisions of Article 10 hereof, their respective successors and assigns.

         23.5 Sublessor has made no representations, warranties or covenants to or with Sublessee with respect to the subject matter of this Sublease except as expressly provided herein and all prior negotiations and agreements relating thereto are merged into this Sublease. This Sublease may not be amended or terminated, in whole or in part, nor may any of the provisions be waived, except by a written instrument executed by the party against whom enforcement of such amendment, termination or waiver is sought and unless the same is permitted under the terms and provisions of the Master Lease.

         23.6 Unless specifically provided herein, all capitalized terms used in this Sublease which are defined in the Master Lease shall be deemed to have the respective meanings set forth therein.

         23.7 The submission by Sublessor to Sublessee of this Sublease in draft form shall be deemed submitted solely for Sublessee's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option for the leasing of the Premises, and shall not confer any rights or impose any obligation upon either party. The submission by Sublessor of this Sublease for execution by Sublessee and the actual execution and delivery by Sublessee to Sublessor shall similarly have no binding force and effect unless and until Sublessor and Sublessee shall have executed this Sublease and a counterpart thereof shall have been delivered to Sublessee. In consideration of Sublessor's administrative expense in considering this Sublease and the terms of Sublessee's proposed tenancy hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessee's submission to Sublessor of this Sublease, duly executed by Sublessee, shall constitute an irrevocable offer for the leasing of the Premises, to continue for ten (10) business days from and after receipt by Sublessor of this Sublease duly executed by Sublessee.

         IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease as of the day and year first above written.


ABITIBI CONSOLIDATED                        AMBI INC.,
SALES CORPORATION,                          as Sublessee
as Sublessor


By: /s/ D. A. Schirmer                       By:  /s/ Gerald Shapiro
    Name: D. A. Schirmer                          Name: Gerald Shapiro
    Title: President                              Title: Vice President